Exhibit 5.1

                            MATHEAU J. W. STOUT, ESQ.
                                 ATTORNEY AT LAW


400 EAST PRATT STREET                                         TEL (410) 429-7076
8TH FLOOR                                                     FAX (888) 907-1740
BALTIMORE, MARYLAND 21202                                     WWW.OTCLAWYERS.COM

                                  July 29, 2014

Asteriko Corp.
616 Corporate Way
Suite 2-6834
Valley Cottage, NY 10989


     Re: Registration Statement on Form S-1 (the "Registration Statement")

Mr. Tomski:

     I have acted as counsel to Asteriko Corp. (the "Company") in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the proposed sale of up to 10,000,000 shares of common stock held by the Company (the "Shares").

     In connection therewith, I have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation and Bylaws of the Company; (b) Resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as I have deemed necessary as a basis for the opinions herein contained. In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon.

     Based on my examination mentioned above, I am of the opinion that the Shares are legally and validly issued, fully paid and non-assessable.

     I am an attorney admitted to practice in Maryland. I am familiar with the applicable provisions of the Nevada Revised Statutes, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and I have made such inquiries with respect thereto as I consider
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necessary  to render this opinion  with  respect to a Nevada  corporation.  This opinion letter is opining upon and is limited to the current federal securities laws of the United States and, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                                        Sincerely,


                                        /s/ Matheau J. W. Stout
                                        ----------------------------------
                                        Matheau J. W. Stout